Exhibit 21.1

SUBSIDIARIES OF FRANKLIN BSP REAL ESTATE DEBT BDC

Name	Jurisdiction
FBRED BDC BB FLOAT, LLC	Delaware
FBRED BDC High Yield Securities, LLC	Delaware
FBRED BDC JPM Seller, LLC	Delaware
FBRED BDC Landings Finance, LLC	Delaware
FBRED BDC Finance, LLC	Delaware